SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 29, 2008
EPIX Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-21863	04-3030815

(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, Massachusetts	02421

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 761-7600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1 Separation Agreement and Post-Employment Consulting Agreement

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 29, 2008, EPIX Pharmaceuticals, Inc. (the “Company”) and Andrew Uprichard, M.D., former President and Head of Research and Development of the Company, entered into a Separation Agreement and Post-Employment Consulting Agreement (the “Agreement”) that sets forth the terms of Dr. Uprichard’s separation from the Company and the terms of a consulting arrangement between the Company and Dr. Uprichard.
     Under the Agreement, Dr. Uprichard will receive the termination benefits to which he was entitled pursuant to his previous employment agreement, including severance pay equal to 12 months base salary, a pro-rated portion of his annual cash bonus for 2008 and continued medical insurance payments for 12 months. The Agreement also provides for Dr. Uprichard to provide consulting services to the Company (i) from June 1, 2008 until the Company’s New Drug Application (“NDA”) for Vasovist is resubmitted to the U.S. Food and Drug Administration (“FDA”), at a rate of $30,000 per month, and (ii) from such resubmission until the earlier of approval of the NDA for Vasovist by the FDA and December 31, 2008, at a rate of $22,500 per month (the “Fixed Term”). At the end of the Fixed Term, the Agreement provides for Dr. Uprichard to provide further consulting services to the Company for at least eight hours per week, at a rate of $400 per hour, until June 30, 2009. Under the Agreement, Dr. Uprichard is eligible to receive bonuses worth up to an aggregate of $300,000 upon the achievement of certain milestones related to the approval and monetization of Vasovist. The Agreement is subject to a statutory revocation period under state law.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits:
10.1	Separation Agreement and Post-Employment Consulting Agreement between the Company and Andrew Uprichard, M.D., dated as of May 29, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIX PHARMACEUTICALS, INC.
June 3, 2008	By:	/s/ Kim Cobleigh Drapkin
Kim Cobleigh Drapkin
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement and Post-Employment Consulting Agreement between the Company and Andrew Uprichard, M.D., dated as of May 29, 2008.